Exhibit 23.4 Plaza Pablo Ruiz Picasso 1 Torre Picasso 28020 Madrid España Tel: +34 915 14 50 00 Fax: +34 915 14 51 80 +34 915 56 74 30 www.deloitte.es

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Floating Rate Non-Cumulative Guaranteed Series 6 Preferred Securities on Form F-4 of our reports dated June 22, 2007, except for Notes 58 and 59 as to which the date is June 29, 2007 relating to the consolidated financial statements of Banco Santander, S.A. (formerly named Banco Santander Central Hispano, S.A.) (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the EU-IFRS required to be applied under Bank of Spain’s Circular 4/2004 vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”), that the information relating to the nature and effect of such differences is presented in Notes 58 and 59 to the consolidated financial statements of Banco Santander, S.A.), and to the management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Banco Santander, S.A. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE, S L.

DELOITTE, S L.
Madrid, Spain
October 22, 2007

Deloitte, S L. Inscrita en el Registro Mercantil de Madrid, Tomo 13 650, folio 188, sección 8, hoja M-54414, inscripción 96, C I F : B-79104469  Domicilio Social: Plaza Pablo Ruiz Picasso 1 Torre Picasso - 28020 Madrid